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                                                               Exhibit 23.1






                     CONSENT OF INDEPENDENT AUDITORS



THE BOARD OF DIRECTORS AND SHAREHOLDERS
CIBER, INC.:


We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-88046, 33-88048, 33-88050, 33-87978 and 33-81320-3) and
Form S-4 (No. 33-02740) of CIBER Inc. of our report dated August 6, 1996, except as to the second paragraph of Note 12, which is as of Spetember 3, 1996, relating to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996 annual report on Form 10-K of CIBER, Inc.



                                  KPMG PEAT MARWICK LLP


Denver, Colorado
September 3, 1996